Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated combined financial statements give effect to (i) Penn National Gaming, Inc.’s (“Penn” or “the Company”) acquisition of Pinnacle Entertainment, Inc. (“Pinnacle”) (defined herein as the “merger”) which closed on October 15, 2018, (ii) divestitures of the membership interests of certain Pinnacle subsidiaries which operate the casinos known as Ameristar Casino Resort Spa St. Charles (Missouri), Ameristar Casino Hotel Kansas City (Missouri), Belterra Casino Resort (Indiana), and Belterra Park (Ohio) to Boyd Gaming Corporation (herein defined as ‘Boyd Divestitures’), (iii) the sale of Penn’s Plainridge real estate assets to Gaming and Leisure Properties Inc. “GLPI” of which was subsequently leased back to a Penn subsidiary, (iv) the acquisition of the Belterra Park Real Estate by GLPI and (v) Penn’s financing obligation to GLPI related to the leaseback of the Plainridge real estate assets (collectively, the “transactions”). For purposes of the unaudited pro forma condensed consolidated combined financial statements, the Boyd divestitures, the sale of Penn’s Plainridge real estate assets to GLPI of which was subsequently leased back to a Penn subsidiary and the related financing obligation to GLPI related to the leaseback of the Plainridge real estate assets are assumed to be completed simultaneously with the merger. The unaudited pro forma condensed consolidated combined balance sheet gives effect to the transactions as if they had occurred on June 30, 2018, and the unaudited pro forma condensed consolidated statements of combined operations for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the transactions as if they had occurred on January 1, 2017, the beginning of the earliest period presented. The following unaudited pro forma condensed consolidated combined financial information is based on the historical consolidated financial statements of Penn and Pinnacle, and the assumptions and adjustments set forth in the accompanying explanatory notes. The Boyd divestitures are presented from the historical perspective of Pinnacle and are not intended to be indicative of how the transferred assets would operate on a stand-alone basis.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated combined financial statements to give effect to pro forma events that are: (1) directly attributable to the transactions; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of combined operations, expected to have a continuing impact on the combined results of Penn and Pinnacle. The unaudited pro forma condensed consolidated combined financial information for the transactions have been developed from and should be read in conjunction with Penn’s and Pinnacle’s unaudited interim condensed consolidated financial statements contained in Penn and Pinnacle’s Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2018, respectively, and the Penn audited consolidated financial statements contained in Penn’s Annual Report on Form 10-K for the year ended December 31, 2017, and Pinnacle’s audited consolidated financial statements contained in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2017.

The unaudited pro forma condensed consolidated combined financial information has been prepared by Penn using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles, referred to as GAAP. Penn has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies and is in process of being finalized. The assets and liabilities of Pinnacle have been measured based on various preliminary estimates using assumptions that Penn believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed consolidated combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated combined financial statements prepared in accordance with the rules and regulations of the SEC.

Penn intends to finalize the necessary valuation and other studies required to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed consolidated statements of combined operations also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the transactions nor does it include any costs associated with severance, restructuring or integration activities resulting from the transactions. However, such costs will affect the combined company following the transactions in the period the costs are incurred.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET AS OF JUNE 30, 2018

(Amounts in Thousands, Except for Share Price and Per Share Data)

	Penn	Pinnacle	Reclassification Adjustments (Note 4)		Divestiture (Note 5)	Combined Balance Sheet Excluding Divestiture	Merger Related Pro Forma Adjustments (Note 3)		Pro Forma for Merger Excluding Divestiture

Assets
Current assets
Cash and cash equivalents	200,151	148,558	—		$(41,515)	$307,194	$(520,942)	(2)	$356,152
							569,900	(1)
Receivables, net of allowance for doubtful accounts	54,969	46,492	—		(9,067)	92,394	—		92,394
Prepaid expenses and other assets	—	35,941	(35,941)	(a)	—	—	—		—
Prepaid expenses	37,321	—	34,191	(a)	(7,739)	63,773	—		63,773
Inventories	—	10,644	(10,644)	(a)	—	—	—		—
Other current assets	16,064	—	11,415	(a)	(3,294)	24,185	—		24,185

Total current assets	308,505	241,635	(979)		(61,615)	487,546	48,958		536,504
Property and equipment, net	2,680,565	—	2,567,506	(a)	(938,220)	4,309,851	2,609,414	(3)	6,919,265
Land, buildings, vessels and equipment, net	—	2,567,506	(2,567,506)	(a)
Other assets
Assets held for sale	—	—	—		—	—	569,900	(1)	—
							(569,900)	(1)
Investment in and advances to unconsolidated affiliates	146,593	—	—		—	146,593	—		146,593
Goodwill	1,008,891	610,889	—		(159,783)	1,459,997	(238,342)	(5)	1,221,655
Other intangible assets, net	475,317	380,351	—		(195,600)	660,068	1,563,349	(5)	2,223,417
Deferred income taxes	384,777	1,117	—		—	385,894	365,015	(15)	750,909
Other assets	87,182	57,521	(3,407)	(b), (c)	(123)	141,173	—		141,173
Total other assets	2,102,760	1,049,878	(3,407)		(355,506)	2,793,725	1,690,022		4,483,747
Total assets	$5,091,830	$3,859,019	$(4,386)		$(1,355,341)	$7,591,122	$4,348,394		$11,939,516

Liabilities
Current liabilities
Current portion of financing obligation to GLPI	34,329	$11,003	$—		$—	$45,332	$38,097	(4)	$83,429
Current maturities of long-term debt	37,087	—	—		—	37,087	—		37,087
Accounts payable	24,131	55,182	(26,372)	(c)	(6,588)	46,353	—		46,353
Accrued expenses	132,589	—	112,038	(c)	(24,577)	220,050	—		220,050
Accrued interest	12,513	6,482	—		—	18,995	(6,482)	(6)	12,513
Accrued compensation	—	56,392	(56,392)	(c)	—	—	—		—
Accrued salaries and wages	90,767	—	48,212	(c)	(7,550)	131,429	—		131,429
Accrued taxes	—	56,063	(56,063)	(c)	—	—	—		—
Gaming, pari-mutuel, property, and other taxes	63,074	—	54,318	(c)	(13,768)	103,624	—		103,624
Income taxes	2,451	—	—		—	2,451			2,451
Insurance financing	3,131	—	—		—	3,131			3,131
Other accrued liabilities	—	90,133	(90,133)	(c)	—	—	—		—
Other current liabilities	89,272	—	14,392	(c)	(3,366)	100,298	—		100,298
Total current liabilities	489,344	275,255	—		(55,849)	708,750	31,615		740,365

Long-term liabilities
Long-term financing obligation to GLPI, net of current portion	3,471,726	3,083,272	—		—	6,554,998	544,644	(4)	7,099,642
Long-term debt, net of current maturities and debt issuance costs	1,041,368	749,221	(4,386)	(b)	—	1,786,203	(749,221)	(6)	2,303,406
							1,266,424	(6)
Deferred income taxes	—	—	—		—	—	921,605	(14)	921,605

Noncurrent tax liabilities	36,421	—	144	(c)	—	36,565	—		36,565
Other noncurrent liabilities	25,215	32,732	(144)	(c)	(208)	57,595	—		57,595
Total long-term liabilities	4,574,730	3,865,225	(4,386)		(208)	8,435,361	1,983,452		10,418,813

Shareholders’ equity (deficit)
Common stock	943	663	—		—	1,606	(663)	(9)	1,206
							263	(10)
Treasury stock, at cost	(28,414)	(92,511)	—		—	(120,925)	92,511	(9)	(28,414)
Additional paid-in-capital	1,018,723	931,467	—		—	1,950,190	(931,467)	(9)	1,768,159
							749,436	(11)
Retained deficit	(962,043)	(1,130,159)	—		(1,299,284)	(3,391,486)	(27,187)	(7)	(968,239)
							(8,400)	(6)
							2,458,834	(8)
						—
Accumulated other comprehensive loss	(1,453)	264	—		—	(1,189)	—		(1,189)
Shareholders’ equity (deficit)	27,756	(290,276)	—		(1,299,284)	(1,561,804)	2,333,327		771,523
Non-controlling interest	—	8,815	—		—	8,815	—		8,815
Total shareholders’ equity (deficit)	27,756	(281,461)	—		(1,299,284)	(1,552,989)	2,333,327		780,338
Total liabilities and shareholders’ equity (deficit)	$5,091,830	$3,859,019	$(4,386)		$(1,355,341)	$7,591,122	$4,348,394		$11,939,516

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMBINED OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2018

(Amounts in Thousands, Except for Share Price and Per Share Data)

	Penn	Pinnacle	Reclassification Adjustments (Note 4)		Divestiture (Note 5)	Combined Income Statement Excluding Divestiture	Merger Related Pro Forma Adjustments (Note 3)		Pro Forma for Merger Excluding Divestiture
Revenues
Gaming	$1,319,588	$1,005,166	$—		$(260,682)	$2,064,072	$—		$2,064,072
Food, beverage, hotel and other	264,633	—	270,863	(d)	(71,915)	463,581	—		463,581
Food and beverage	—	142,088	(142,088)	(d)	—	—	—		—
Lodging	—	80,371	(80,371)	(d)	—	—	—		—
Retail, entertaining and other	—	48,404	(48,404)	(d)	—	—	—		—
Management service fees	5,406	—	—		—	5,406	—		5,406
Reimbursable management costs	53,371	—	—		—	53,371	—		53,371
Net Revenues	1,642,998	1,276,029	—		(332,597)	2,586,430	—		2,586,430

Operating expenses									—
Gaming	691,210	524,718	—		(132,956)	1,082,972	—		1,082,972
Food, beverage, hotel and other	188,092	—	180,988	(d)	(51,791)	317,289	—		317,289
Food and beverage	—	126,459	(126,459)	(d)	—	—	—		—
Lodging	—	29,797	(29,797)	(d)	—	—	—		—
Retail, entertainment and other	—	24,732	(24,732)	(d)	—	—	—		—
General and administrative	253,922	227,850	2,525	(f)	(61,365)	422,932	(13,312)	(12)	409,620

Reimbursable management costs	53,371	—	—		—	53,371	—		53,371
Pre-opening, development and other costs	—	2,525	(2,525)	(f)	—	—	—		—
Write-downs, reserves and recoveries, net	—	4,998	(4,998)	(f)	—	—	—		—
Impairment losses	—	—	4,998	(f)	(1,185)	3,813	—		3,813
Depreciation and amortization	118,949	99,664			(35,947)	182,666	5,775	(5)	179,215
						—	(9,226)	(3)	—
						—			—
(Recovery) provision for loan loss and unfunded loan commitments to the JIDVC and impairment losses	(16,367)	—	—		—	(16,367)	—		—
Insurance recoveries	(68)	—	—		—	(68)	—		—
Total operating expenses	1,289,109	1,040,743	—		(283,244)	2,046,608	(16,763)		2,046,280
Income from operations	353,889	235,286	—		(49,353)	539,822	16,763		540,150

Other income (expenses)
Interest expense	(231,613)	(193,482)	—		7	(425,088)	(4,878)	(6)	(403,104)
						—	26,862	(4)
Interest income	490	—	—		(33)	457	—		457
Income (loss) from unconsolidated affiliates	11,095	(89)	—		—	11,006	—		11,006
Loss on early extinguishment of debt and modification costs	(3,461)	—	—		—	(3,461)	—		(3,461)
Other	(44)	—	—		—	(44)	—		(44)
Total other expenses	(223,533)	(193,571)	—		(26)	(417,130)	21,984		(395,146)

Income from operations before income taxes	130,356	41,715	—		(49,379)	122,692	38,747		145,004
Income tax (benefit) provision	30,931	(1,845)	—		(11,851)	29,446	9,299		34,801
Net income	99,425	43,560	—		(37,528)	93,246	29,448		110,203
Less: Net loss attributable to non-controlling interest	—	280	—		—	280	—		280
Net income attributable to shareholders	$99,425	$43,840	$—		$(37,528)	$93,526	$29,448		$110,483

Earnings per common share:
Basic earnings per common share	$1.09	$0.77							$0.94	(13)
Diluted earnings per common share	$1.05	$0.70							$0.91	(13)

Weighted average basic shares outstanding	91,330	57,225							117,626	(13)
Weighted average diluted shares outstanding	94,834	62,255							121,130	(13)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMBINED OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2017

(Amounts in Thousands, Except for Share Price and Per Share Data)

	Penn	Pinnacle	Reclassification Adjustments (Note 4)		Divestiture (Note 5)	Combined Income Statement Excluding Divestiture	Merger Related Pro Forma Adjustments (Note 3)		Pro Forma for Merger Excluding Divestiture

Revenues
Gaming	$2,692,021	$2,286,881	$—		$(589,282)	$4,389,620	$—		$4,389,620
Food, beverage, hotel and other	601,731	—	495,767	(d), (e)	(132,776)	964,722	—		964,722
Food and beverage	—	133,082	(133,082)	(d)	—	—	—		—
Lodging	—	51,671	(51,671)	(d)	—	—	—		—
Retail, entertaining and other	—	90,214	(90,214)	(d)	—	—	—		—
Management service and licensing fees	11,654	—	—		—	11,654	—		11,654
Reimbursable management costs	26,060	—	—		—	26,060	—		26,060
Revenues	3,331,466	2,561,848	220,800		(722,058)	5,392,056	—		5,392,056
Less promotional allowances	(183,496)	—	(220,800)	(e)	48,799	(355,497)	—		(355,497)
Net revenues	3,147,970	2,561,848	—		(673,259)	5,036,559	—		5,036,559

Operating expenses
Gaming	1,364,989	1,243,187	—		(323,196)	2,284,980	—		$2,284,980
Food, beverage, hotel and other	421,848	—	192,263	(d)	(59,232)	554,879	—		554,879
Food and beverage	—	126,506	(126,506)	(d)	—	—	—		—
Lodging	—	25,430	(25,430)	(d)	—	—	—		—
Retail, entertainment and other	—	40,327	(40,327)	(d)	—	—	—		—
General and administrative	514,776	455,525	—		(122,196)	848,105	(19,209)	(12)	828,896
Pre-opening, development and other costs	—	9,478	—		—	9,478	—		9,478
Reimbursable management costs	26,060	—	—		—	26,060	—		26,060
Depreciation and amortization	267,062	217,025	—		(73,094)	410,993	11,550	(5)	390,003
						—	(32,540)	(3)

Impairment losses, provisions for loan loss and unfunded loan commitments to JIVDC	107,810	—	15,750	(f)	(2,290)	121,270	—		121,270
Impairment of goodwill	—	—	—	(f)	—	—	—		—
Impairment of other intangible assets	—	—	—	(f)	—	—	—		—
Write-downs, reserves and recoveries, net	—	15,750	(15,750)	(f)	—	—	—		—
Insurance recoveries	(289)	—	—		—	(289)	—		(289)
Total operating expenses	2,702,256	2,133,228	—		(580,008)	4,255,476	(40,199)		4,215,277
Income from operations	445,714	428,620	—		(93,251)	781,083	40,199		821,282

Other income (expenses)
Interest expense	(466,761)	(380,859)	—		(33)	(847,653)	(4,455)	(6)	(812,218)
							39,890	(4)
Interest income	3,552	—	—		17	3,569	—		3,569
Income from unconsolidated affiliates	18,671	(90)	—		—	18,581	—		18,581
Loss on early extinguishment of debt	(23,963)	(516)	—		—	(24,479)	—		(24,479)
Other	(2,257)	—	—		—	(2,257)	—		(2,257)
Total other expenses	(470,758)	(381,465)	—		(16)	(852,239)	35,435		(816,804)

(Loss) Income from operations before income taxes	(25,044)	47,155	—		(93,267)	(71,156)	75,634		4,478
Income tax (benefit) provision	(498,507)	(14,603)	—		(38,239)	(29,174)	31,010		1,836
Net income	473,463	61,758	—		(55,028)	(41,982)	44,624		2,642
Less: Net loss attributable to non-controlling interest	—	1,346	—		—	1,346	—		1,346
Net income attributable to shareholders	$(473,463)	$63,104	$—		$(55,028)	$(40,636)	$44,624		$3,988

Earnings per common share:
Basic earnings per common share	$5.21	$1.12							$0.03	(13)
Diluted earnings per common share	$5.07	$1.02							$0.03	(13)

Weighted average basic shares outstanding	90,854	56,518							117,150	(13)
Weighted average diluted shares outstanding	93,378	61,911							119,674	(13)

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 1—Basis of Presentation

The accompanying unaudited pro forma condensed consolidated combined financial information is intended to reflect the impact of the merger on Penn’s consolidated financial statements and presents the pro forma financial position and results of operations of Penn based on the historical financial statements and accounting records of Penn and Pinnacle after giving effect to the transactions.

Merger-related pro forma adjustments are included only to the extent they are directly attributable to the transactions, factually supportable and with respect to the unaudited pro forma condensed consolidated statement of combined operations, expected to have a continuing impact on the results of the combined company. The accompanying unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only.

The merger will be accounted for using the acquisition method of accounting with Penn considered the acquirer. The unaudited pro forma condensed consolidated combined financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Pinnacle in the merger have not been completed. Significant assets and liabilities that are subject to preparation and completion of valuation studies to determine appropriate fair value adjustments include property and equipment, intangible assets and the financing obligation associated with the Pinnacle master lease. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred income taxes.

Coincident with the closing of the merger, Penn completed the Boyd divestitures by divesting the membership interests of certain Pinnacle subsidiaries which operate the casinos known as Ameristar Casino Resort Spa St. Charles (Missouri), Ameristar Casino Hotel Kansas City (Missouri), Belterra Casino Resort (Indiana), and Belterra Park (Ohio) to Boyd. Additionally, at the closing of the merger, (i) GLPI acquired the real estate associated with the Plainridge Park Casino for $250 million, and concurrently leased back to Penn pursuant to the amended Pinnacle master lease for a fixed annual rent of $25 million and (ii) GLPI acquired the real estate assets of Belterra Park from Penn for approximately $58 million.

The unaudited pro forma condensed consolidated combined balance sheet gives effect to the transactions as if they had occurred on June 30, 2018, and the unaudited pro forma condensed consolidated statements of combined operations for the six months ended June 30, 2018 and the year ended December 31, 2017 give effect to the transactions as if they had occurred on January 1, 2017, the beginning of the earliest period presented.

Items Not Adjusted in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed consolidated combined financial information does not include any adjustment for liabilities or related costs that may result from integration activities at this time, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance, exit or integration activities following the merger. The unaudited pro forma condensed consolidated combined balance sheet only includes adjustments for transaction-related costs that are directly attributable to the transactions and are factually supportable.

Penn anticipates that the merger will result in significant annual operating synergies that would be unachievable without completing the transactions. Penn currently expects that approximately $100 million of annual cost savings and synergies will be realized within two years of completion of the merger. No assurance can be made that Penn will be able to achieve these synergies or when they will be realized, and no such synergies have been reflected in the unaudited pro forma condensed consolidated combined financial information.

Financing Agreement

In connection with the transactions, Penn entered into an Incremental Joinder dated October 15, 2018 among Penn, certain subsidiaries of Penn as grantors, Bank of America, N.A. as administrative agent, and a lending party group.  The Incremental Joinder provides Penn with (i) $430.2 million of incremental borrowings of senior secured term loan A facility; and (ii) $836.3 of incremental borrowings of senior secured term loan B facility.

The interest rates per annum applicable to the loans are, at Penn’s option, equal to either a LIBOR rate or a base rate, plus an applicable margin. The applicable margin for the Term Loan A Facility ranges from 1.25% to 3.00% per annum for LIBOR loans and 0.25% to 2.00% per annum for base rate loans, in each case depending on Penn’s total net leverage ratio. The applicable margin for the Term Loan B Facility is 2.25% per annum for LIBOR loans and 1.25% per annum for base rate loans. The Term Loan B Facility is subject to a LIBOR “floor” of zero. The loans under the Term Loan A Facility were issued with an upfront fee of 0.50% on the amount of such loans, and the loans under the Term Loan B Facility were issued with an upfront fee of 0.25% of the amount of such loans.  The interest rate at the closing for the Term Loan A Facility was 3.83% and the Term Loan B Facility had a rate of 4.58%.

Note 2—The Merger

On the closing date of October 15, 2018, Merger Sub, a wholly owned subsidiary of Penn formed for the purpose of effecting the merger, merged with and into Pinnacle.  At closing, each share of Pinnacle common stock issued and outstanding immediately prior to the effective time (other than excluded shares) was converted into the right to receive 0.420 of a share of Penn common stock, with cash paid in lieu of the issuance of fractional shares of Penn common stock, and $20.00 in cash without interest and subject to applicable withholding taxes.

Merger Purchase Price

The unaudited pro forma condensed consolidated combined balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the merger and the excess of the consideration over these fair values is recorded to goodwill. The fair value of the merger consideration, or the purchase price, in the unaudited pro forma condensed consolidated combined financial information is preliminarily valued to be approximately $2.8 billion.  At the October 15, 2018 closing date, each share of Pinnacle common stock (other than treasury shares held by Pinnacle) automatically converted into the right to receive the merger consideration, consisting of (1) 0.420 of a fully paid and nonassessable share of Penn common stock plus (2) $20.00 in cash. The stock price used to determine the value of the stock portion of the merger consideration, for purposes of the unaudited pro forma condensed consolidated combined financial information, was the Company’s closing stock price on the October 15, 2018.

The table below presents the preliminary purchase price as if the merger had closed on June 30, 2018, along with a preliminary allocation of the purchase price to the assets acquired and liabilities assumed.

Preliminary Purchase Price

Shares issued in conjunction with transaction	62,610
Share exchange ratio	0.42
Shares of Penn common stock to be issued to Pinnacle shareholders	26,296
Price per share of Penn common stock (i)	$28.51
Fair value of Penn common stock to be issued	$749,699
Cash paid to Pinnacle shareholders at $20.00 per share	1,252,200
Cash paid by Penn to retire Pinnacle’s debt, inclusive of accrued interest (ii)	783,663
Preliminary purchase price	$2,785,562

(i)            The stock price used to determine the value of the stock portion of the merger consideration was the Company’s closing stock price on October 15, 2018.

(ii)                                  Amount includes contractual call premium payment on Pinnacle Notes of approximately $28 million.

Preliminary Allocation of Purchase Price

Current assets	$179,041
Property and equipment	4,238,700
Intangible assets(i)	1,748,100
Goodwill(ii)	212,764
Deferred tax assets	366,132
Assets held for sale	569,900
Other assets	53,991
Total assets	7,368,628
Current liabilities	201,921
Deferred income taxes	921,605
Financing obligation to GLPI	3,427,016
Other liabilities	32,524
Total liabilities	4,583,066
Net assets acquired	$2,785,562

(i)                                     Intangible assets consist of gaming licenses, trade names, and player relationships.

(ii)           Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Upon completion of the fair value assessment following the merger, Penn anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of fair value of the assets acquired and the liabilities assumed will be recorded to those assets and liabilities with offsetting adjustments recorded to deferred taxes and goodwill.

The tax impacts of the merger was estimated based on applicable law as in effect on June 30, 2018. Penn assumed a 24% statutory income tax rate when estimating the deferred tax impacts of the merger which was the statutory tax rate in effect at June 30, 2018.

Note 3—Merger-Related Pro Forma Adjustments

The unaudited pro forma condensed consolidated combined financial information reflects the following adjustments related to the transactions.

(1)         Fair value of the assets held for sale was determined to be $569,900, which represents the net proceeds from the sale of the divestiture membership interests to Boyd Gaming (See Note 5 for further details).

The proceeds from the sale of the divestiture membership interests to Boyd Gaming are reflected as a pro forma adjustment to (i) cash and cash equivalents and (ii) assets held for sale to give effect to the divestiture transaction as if it had occurred on June 30, 2018.

(2)         The following table illustrates the pro forma adjustment to cash and cash equivalents, excluding the sale of the divestiture membership interests to Boyd:

June 30, 2018
Cash proceeds of new debt	$1,266,424
After tax proceeds from the sale of the Belterra Park real estate assets(i)	57,684
After tax proceeds from the sale lease back of Penn’s existing Plainridge real estate assets to GLPI(ii)	218,000
Cash paid to Pinnacle shareholders	(1,252,200)
Cash paid by Penn to retire Pinnacle’s debt, inclusive of accrued interest (iii)	(783,663)
Penn transaction costs(iv)	(27,187)
Net cash outflow	$(520,942)

(i)            Penn received proceeds from the sale of Belterra Park’s real estate based on the product of nine multiplied by the annual rent obligation to be paid by Boyd Gaming or $57,684.

(ii)           Penn received gross proceeds of $250 million from the sale of Penn’s existing Plainridge real estate assets to GLPI which was subsequently leased back to a subsidiary of Penn pursuant to the Pinnacle master lease amendment for $25 million in fixed annual rent. The tax liability associated with this transaction was determined using the statutory tax rates in effect as of June 30, 2018.

(iii)          Amount includes contractual call premium payment on Pinnacle Notes of approximately $28 million.

(iv)                              Represents transaction costs incurred as part of the merger.

(3)         The preliminary fair value of acquired property and equipment was determined to be $4,238,700. The following table illustrates the pro forma adjustment to property and equipment at the June 30, 2018 balance sheet date:

June 30, 2018
Preliminary fair value of acquired property and equipment (excluding divestitures)	$4,238,700
Pinnacle historical net book value
Net book value of property and equipment	2,567,506
Less: Net book value of divestitures property and equipment	(938,220)
Pinnacle property and equipment (excluding divestitures)	1,629,286
To record increase to property and equipment	$2,609,414

The following table illustrates pro forma adjustments to depreciation expense for the six months ended June 30, 2018 and the year ended December 31, 2017:

Pinnacle historical depreciation and amortization expense	Six months ended June 30, 2018	Year ended December 31, 2017
Depreciation and amortization expense	$99,664	$217,025
Less: Amortization expense	(3,172)	(8,753)
Pinnacle depreciation expense	96,492	208,272
Less: Depreciation expense related to divestitures	(35,947)	(73,094)
Pinnacle depreciation expense (inclusive of reclassification adjustment and excluding divestitures)	60,545	135,178
Depreciation expense associated with the preliminary fair value of acquired property and equipment (excluding divestitures)	51,319	102,638
To record decrease to depreciation and amortization expense	$(9,226)	$(32,540)

Depreciation expense of the acquired property and equipment is reflected on a straight line basis over the following estimated useful lines:

Years
Land	5 to 20
Building and Improvements	10 to 35
Vessels	10 to 35
Furniture, fixtures and equipment	3 to 20

(4)         Financing obligation to GLPI and interest expense—The preliminary fair value of the financing obligation to GLPI associated with the Pinnacle master lease excluding divestitures was determined to be $3,427,016 which was calculated based on the future minimum lease payments discounted at 7.84%.  This rate was estimated as Penn’s incremental borrowing rate for the remaining lease term at the acquisition date. In conjunction with the merger, the Pinnacle master lease was amended to reflect, among other things, the inclusion of the Plainridge real estate assets and subsequently leased back to a subsidiary of Penn. The following table illustrates pro forma adjustments to the financing obligation to GLPI at the June 30, 2018 balance sheet date:

June 30, 2018
Preliminary fair value of the financing obligation to GLPI associated with the Pinnacle master lease excluding divestitures	$3,427,016
Financing obligation associated with Plainridge Park Casino sale leaseback transaction with GLPI	250,000
Total financing obligation to GLPI	3,677,016
Pinnacle historical net book value
Current portion of financing obligation to GLPI (inclusive of divestitures)(i)	11,003
Long-term financing obligation to GLPI, net of current portion (inclusive of divestitures)(i)	3,083,272
Pinnacle’s financing obligation to GLPI	3,094,275
Adjustment to financing obligation to GLPI	$582,741
To record increase to current portion of financing obligation to GLPI	$38,097
To record increase to long-term financing obligation to GLPI, net of current portion	544,644
Total	$582,741

(i)            The Pinnacle master lease financing obligation is a liability of a subsidiary of the Parent Company. It is not an obligation of the individual properties whose real estate has been leased back from GLPI. Thus, the amounts reflected above are inclusive of all Pinnacle properties that are contained within its GLPI master lease.

The following table illustrates pro forma adjustments related to interest expense associated with the financing obligation to GLPI for the six months ended June 30, 2018 and the year ended December 31, 2017:

	Six months ended June 30, 2018	Year ended December 31, 2017
Interest expense associated with the amended Pinnacle master lease, inclusive of the Plainridge real estate assets	$(144,492)	$(291,216)
Removal of Pinnacle’s historical interest expense related to the Pinnacle master lease, inclusive of divestitures	171,354	331,106
Total adjustments to interest expense	$26,862	$39,890

(5)         Other intangible assets, net, goodwill and amortization expense—The preliminary fair value of the acquired intangibles assets was determined to be $1,748,100 and is subject to change. Preliminary identifiable intangible assets consists of and results in the following pro forma adjustment to other intangible assets, net at June 30, 2018:

	June 30, 2018	Useful Life
Fair Value of intangible assets, net:
Trade Names	$363,500	Indefinite
Gaming Licenses	1,361,500	Indefinite
Player Relationships	23,100	2 years
Total Value of Intangible Assets	1,748,100
Pinnacle historical net book value
Net book value of other intangible assets, net	380,351
Less: Net book value of divestures other intangible assets, net	(195,600)
Pinnacle other intangible assets, net (excluding divestitures)	184,751
To record increase to other intangible assets, net	$1,563,349

Penn assessed the fair value of Pinnacle’s gaming licenses assets using the Greenfield Method under the income approach. The Greenfield Method estimates the fair value of the gaming license using a discounted cash flow model assuming the Company built a casino with similar utility to that of the existing facility. The method assumes a theoretical start-up company going into business without any assets other than the intangible asset being valued. As such, the value of the gaming license is a function of the following items:

• Projected revenues and operating cash flows (including an allocation of Pinnacle’s projected financing payments);

• Theoretical construction costs and duration;

• Pre-opening expenses; and

• Discounting that reflects the level of risk associated with receiving future cash flows attributable to the license.

Penn has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required Penn to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, Penn’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, Penn determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. Pinnacle currently has licenses in Pennsylvania, Iowa, Mississippi, Missouri, Louisiana, Colorado, Indiana, and Nevada. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, Penn’s historical experience has not indicated, nor does Penn expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, Penn has preliminarily concluded that the useful lives of these licenses are indefinite.

Trade Names are valued using the relief from royalty method, which presumes that without ownership of such trademarks, Penn would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, Penn avoids any such payments and records the related intangible value of Penn’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense.

The player relationships asset represents the estimated value of the acquired customer database. The Company used a replacement cost method to estimate the fair value for this intangible asset and is amortizing the asset over two years in the unaudited pro forma statements of combined operations.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates pro forma adjustments to amortization expense.

	Six months ended June 30, 2018	Year ended December 31, 2017
Removal of Pinnacle’s historical amortization expense related to non-indefinite lived intangible assets (excluding divestitures)	$—	$—
To record new amortization expense of non-indefinite lived intangible assets related to the fair value adjustments	5,775	11,550
To record increase to depreciation and amortization expense	$5,775	$11,550

The following table illustrates the pro forma adjustment to goodwill.

June 30, 2018
Pinnacle historical net book value
Net book value of goodwill	610,889
Less: Net book value of divestitures goodwill	(159,783)
Pinnacle acquired goodwill (excluding divestitures)	451,106
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the merger	$(212,764)
To record decrease to goodwill	$238,342

(6)         Current maturities of long-term debt, long-term debt, net of current maturities and debt issuance costs, accrued interest and interest expense—The below table reflects pro forma adjustments to current maturities of long-term debt, long-term debt, net of current maturities and debt issuance costs and accrued interest for anticipated borrowings to fund the merger.

June 30, 2018
Pinnacle historical net book value
Existing long-term debt	$757,621
Unamortized deferred financing costs	(8,400)
Book value of Pinnacle’s long-term debt, net of current maturities and debt issuance costs	749,221
Book value of Pinnacle’s accrued interest	6,482

To record anticipated new borrowings	$1,266,424
To record decrease to long-term debt, net of current maturities and debt issuance costs	(749,221)
To record decrease to accrued interest	(6,482)
To record write-off of deferred financing costs	(8,400)
Cash paid by Penn to retire Pinnacle’s debt, inclusive of accrued interest(i)	$764,103

(i)                                     Reflects cash outflow to retire the Pinnacle debt which excludes the $8,400 of unamortized deferred financing costs.

The following table illustrates pro forma adjustments to interest expense related to the debt financing for the six months ended June 30, 2018 and the year ended December 31, 2017.

	Six months ended June 30, 2018	Year ended December 31, 2017
Interest expense on debt financing	$27,378	$54,755
Removal of Pinnacle’s historical net interest expense	22,500	50,300
To record increase to interest expense	$4,878	$4,455

The amounts above were based on new borrowings of $1,266,424 and for purposes of the pro forma adjustments, a blended interest rate of 4.33% was utilized which was the interest rate in effect at the October 15, 2018 merger date on the amounts borrowed.

(7)         Penn had a contractual commitment to pay investment banking fees of $27.2 million upon closing of merger. This amount is shown as a pro forma adjustment reducing retained earnings and is not reflected in the unaudited pro forma condensed consolidated statements of combined operations because they are directly related to the transactions.

(8)         Reflects the elimination of Pinnacle retained earnings after pro forma adjustments.

(9)         Reflects the elimination of Pinnacle’s historical common stock, paid-in capital, and treasury stock.

(10)  To record the issuance of common shares, at $0.01 par value, related to the merger consolidation.

(11)  To record additional paid in capital associated with the issuance of common shares.

(12)  Reflects the elimination of transaction costs incurred by Penn and Pinnacle regarding the merger during the six months ended June 30, 2018 and the year ended December 31, 2017.

Six months ended June 30, 2018
Removal of Penn’s incurred transaction costs related to the merger	$10,915
Removal of Pinnacle’s incurred transaction costs related to the merger	2,397
To record decrease to general and administrative expense	$13,312

Year ended December 31, 2017
Removal of Penn’s incurred transaction costs related to the merger	$9,732
Removal of Pinnacle’s incurred transaction costs related to the merger	9,477
To record decrease to general and administrative expense	$19,209

(13)  Earnings per share—Represents earnings per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of Penn common stock assuming the shares were outstanding for the six months ended June 30, 2018 and the year ended December 31, 2017.

	Six months ended June 30, 2018	Year ended December 31, 2017
Pro Forma Basic Weighted Average Shares
Historical Penn weighted average shares outstanding	91,330	90,854
Issuance of shares to Pinnacle common stock shareholders	26,296	26,296
Pro forma weighted average shares (basic)	117,626	117,150

Pro Forma Diluted Weighted Average Shares
Historical Penn weighted average shares outstanding	94,834	93,378
Issuance of shares to Pinnacle common stock shareholders	26,296	26,296
Pro forma weighted average shares (diluted)	121,130	119,674
Net income attributable to shareholders	$110,483	$3,988
Basic earnings per common share	$0.94	$0.03
Diluted earnings per common share	$0.91	$0.03

(14)  Deferred income taxes—Pro forma adjustment representing the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation, primarily resulting from the acquisition date value of property and equipment, intangibles and the financing obligation with GLPI. Deferred taxes were established based on a statutory tax rate of 24%, based on jurisdictions where income has historically been generated. This estimate of deferred tax is preliminary and is subject to change based on Penn’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

The effective income tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities including geographical mix of income, among other factors.

Other intangible assets, net
Preliminary fair value of other intangibles resulting from merger	$1,748,100
Pinnacle historical net book value
Net book value of other intangible assets, net	380,351
Less: Net book value of divestitures other intangible assets, net	(195,600)
Pinnacle other intangible assets, net (excluding divestitures)	184,751
Preliminary pro forma adjustment—other intangible assets	$1,563,349

Property and equipment
Preliminary fair value of acquired property and equipment (excluding divestitures)	$4,238,700
Pinnacle historical net book value
Net book value of property and equipment	2,567,506
Less: Net book value of divestitures property and equipment	(938,220)
Pinnacle property and equipment (inclusive of the reclassification adjustment and excluding divestitures)	1,629,286
Preliminary pro forma adjustment—property and equipment	$2,609,414

Financing obligation with GLPI
Preliminary fair value of the financing obligation to GLPI associated with the Pinnacle master lease (excluding divestitures and the impact of the Plainridge real estate transaction)	$3,427,016
Pinnacle historical net book value
Current portion of financing obligation to GLPI (inclusive of divestitures)	11,003
Long-term financing obligation to GLPI, net of current portion (inclusive of divestitures)	3,083,272
Pinnacle’s financing obligation to GLPI	3,094,275
Adjustment—financing obligation to GLPI (including the Plainridge real estate transaction)	332,741
Total preliminary adjustments	$3,840,022
Statutory tax rate	24%
Deferred tax impact	$921,605

Additionally, the pro forma adjustments contained within the unaudited pro forma condensed consolidated statements of combined operations were tax-effected at a statutory rate of 24%.

(15)  Reversal of Valuation Allowance—Pro forma adjustment to reflect the utilization of the Pinnacle’s previously established valuation allowance based on the projected earnings of the combined Company.

Note 4—Unaudited Pro Forma Condensed Combined Financial Statement Reclassification Adjustments

Certain reclassifications have been recorded to the historical financial statements of Pinnacle to provide comparability and consistency for the anticipated post-combined company presentation.

(a)         Reclassifications were made between certain Pinnacle current assets and long term assets to provide consistency in presentation.

(b)         Reclassifications were made between Pinnacle’s (i) other assets and (ii) long-term debt, net of current maturities and debt issuance costs related to certain deferred financing costs to provide consistency in presentation.

(c)          Reclassifications were made between certain Pinnacle current and long-term liabilities and current assets to provide consistency in presentation.

(d)         Reclassifications were made between revenue components to reclassify certain revenue streams consistently between the two companies. These included combining Pinnacle’s (i) food and beverage revenue, (ii) lodging revenue and (iii) retail, entertaining and other revenue into one revenue financial statement line item to provide consistency in presentation.

Reclassifications were also made among expense components to reclassify certain expenses consistently between the two companies. These included combining Pinnacle’s (i) food and beverage expense, (ii) lodging expense and (iii) retail, entertaining and other expense into one expense financial statement line item to provide consistency in presentation.

(e)          Reclassifications were made with respect to Pinnacle’s (i) food, beverage, hotel and other revenue and (ii) promotional allowances to arrive at net revenues to provide consistency in presentation.

(f)           Reclassifications were made between certain (i) goodwill and intangible impairment charges; and (ii) pre-opening, development and other costs and general and administrative expense.

Further review may identify additional reclassifications that when conformed could have a material impact on the unaudited pro forma condensed consolidated combined financial information of the combined company. At this time, Penn is not aware of any reclassifications that would have a material impact on the unaudited pro forma condensed consolidated combined financial information that are not reflected as pro forma adjustments.

Note 5—The Boyd Divestitures

The divestiture agreement provides that, upon the terms and subject to the conditions of the divestiture agreement, Boyd Purchaser acquired the outstanding membership interests of the divestiture subsidiaries and certain other assets primarily related to the business of the divestiture subsidiaries and assume certain other liabilities related to the business of the divestiture subsidiaries. Immediately following the Boyd divestitures, Boyd owns 100% of the outstanding membership interests of the divestiture subsidiaries which own and operate Ameristar St. Charles, Ameristar Kansas City, Belterra, and Belterra Park. The net proceeds for the Boyd divestitures is $569.9 million, which represents the divestiture subsidiaries’ EBITDA for the twelve-months period ending on December 30, 2017 multiplied by 6.25, net of certain working capital adjustments and tax liabilities associated with the divesture.

The unaudited financial condensed consolidated combined information reflects the preliminary allocations of assets, liabilities, revenues and expenses directly attributable to the divestiture properties and includes the necessary reclassifications to conform to Penn historical presentation, where applicable.